Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Faraday Future Intelligent Electric Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value	Rule 457(c) and Rule 457(h)	36,601,977	$0.1583	$5,782,262.86	0.00011020	$638.31

Total Offering Amounts					$5,782,262.86		$638.31
Total Fee Offsets							$--
Net Fee Due							$638.31

(1)	The number of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Registrant”), available for issuance under the Faraday Future Intelligent Electric Inc. 2021 Stock Incentive Plan (the “Plan”) is subject to an automatic annual increase on the first day of each calendar year, beginning with the calendar year ending December 31, 2022, and continuing until (and including) the calendar year ending December 31, 2031, in an amount equal to the lesser of (i) 5% of the number of shares of Class A Common Stock issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board of Directors of the Registrant (the “Evergreen Provision”). Accordingly, the number of shares of Class A Common Stock available for issuance under the Plan was increased by 36,601,977 shares, which is equal to the sum of (i) 5% of the total number of shares of Class A Common Stock outstanding as of December 31, 2021 and (ii) 5% of the total number of shares of Class A Common Stock outstanding as of December 31, 2022. This Registration Statement registers the 36,601,977 additional shares of Class A Common Stock available for issuance under the Plan as of January 1, 2023 as a result of the Evergreen Provision. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Class A Common Stock.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Class A Common Stock reported on The Nasdaq Stock Market LLC on May 2, 2023.